Exhibit 99.1

NEWS RELEASE

Sbarro, Inc. Announces Results to Date of its Tender Offer and Consent Solicitation for its 11% Senior Notes

Melville, New York, January 23, 2007 – Sbarro, Inc. (“Sbarro”) announced that, as of 5:00 p.m., New York City time, on January 22, 2007 (the “Consent Date”), a total of approximately $218,898,000 in aggregate principal amount of its 11% Senior Notes due 2009 (the “Notes”) were tendered pursuant to its tender offer for any and all of the outstanding $255,000,000 principal amount at maturity of Notes.

Holders who validly tendered their Notes prior to 5:00 p.m., New York City time, on Monday, January 22, 2007, unless extended or earlier terminated, are entitled to receive the total consideration of $1,020.83, payable in cash, for each $1,000 principal amount of Notes accepted for payment, which amount includes a consent payment of $10 per $1,000 of Notes accepted for payment. Holders who validly tender their Notes after the Consent Date but prior to the Expiration Date (as defined herein) will receive the total consideration minus the consent payment. Accrued and unpaid interest up to, but not including, the applicable payment date will be paid in cash on all validly tendered and accepted Notes. Holders who tender Notes are required to consent to the proposed amendments to the indenture.

The tender offer will expire at midnight, New York City time, on Tuesday, February 6, 2007, unless extended or earlier terminated by Sbarro (the “Expiration Date”). Withdrawal rights with respect to tendered Notes have expired. Accordingly, holders may not withdraw any Notes previously or hereafter tendered, except as contemplated in the offer.

Notwithstanding any other provision of the offer, Sbarro’s obligation to accept for purchase, and to pay for, securities validly tendered pursuant to the offer is conditioned upon satisfaction or waiver of the conditions set forth in the offer, including the receipt of consents of the holders representing at least a majority in aggregate principal amount of the Notes outstanding under the indenture, consummation of the acquisition of Sbarro by MidOcean Partners III, L.P. and Sbarro obtaining the financing necessary to pay for the Notes and consents in accordance with the terms of the tender offer and consent solicitation. The terms and conditions of the tender offer are set forth in Sbarro’s Offer to Purchase and Consent Solicitation Statement dated January 8, 2007. Sbarro, in its sole discretion, may amend, extend or waive any of the conditions of the offer in whole or in part, at any time or from time to time. In addition, Sbarro may amend, extend or, subject to certain conditions, terminate the tender offer.

Sbarro has retained Credit Suisse Securities (USA) LLC and Banc of America Securities LLC as the dealer managers and solicitation agents in connection with the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 325-7596 (collect) or Banc of America Securities LLC at (888) 292-0070 (toll-free) and (704) 388-9217 (collect). Copies of the Offer to Purchase and Consent Solicitation Statement can also be obtained from the information agent, D.F. King & Co., Inc. at (800) 290-6426 (toll-free) and (212) 269-5550 (collect).

This press release shall not constitute an offer to purchase or a solicitation of an offer to purchase with respect to any securities.

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar expressions. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of Sbarro and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others, unanticipated operating costs and effects of general and local economic and real estate conditions. Additional information or factors which could impact Sbarro’s forward-looking statements contained herein are included in Sbarro’s filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this communication. The companies assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

About the Company

Based in Melville, New York, we believe we are the world’s leading Italian quick service restaurant concept and the largest shopping mall-focused restaurant concept in the world. We have approximately 955 units in 31 countries. Sbarro restaurants feature a menu of popular Italian food, including pizza, a selection of pasta dishes and other hot and cold Italian entrees, salads, sandwiches, drinks and desserts. Additional information is available at http://www.sbarro.com/

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Contact:

Anthony J. Puglisi

Vice President - Finance and

Chief Financial Officer

(631) 715-4100

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